Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Armstrong Flooring, Inc.
We consent to the incorporation by reference in the registration statement (No. 333-210572 and 333-219766) on Form S-8 of Armstrong Flooring, Inc. of our reports dated March 10, 2020, with respect to the consolidated balance sheets of Armstrong Flooring, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Armstrong Flooring, Inc.

Our report dated March 10, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that Armstrong Flooring, Inc. did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

Information technology general controls (ITGCs) were not designed and implemented over two information technology (IT) systems that support the processing of certain sales incentives, which are recorded as a reduction of net sales and accounts receivable. As a result, business process automated and manual controls that are dependent on the affected ITGCs were ineffective because they could have been adversely impacted. These control deficiencies were a result of: risk-assessment processes inadequate to identify and evaluate responses to risks in the financial reporting process; and failure to implement monitoring control activities when involving a third party service provider.

Our report dated March 10, 2020, on the consolidated financial statements refers to changes in the method of accounting for leases and revenue.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 10, 2020